EXHIBIT 11

                                MAXXAM INC.

              COMPUTATION OF NET INCOME (LOSS) PER COMMON AND
                          COMMON EQUIVALENT SHARE
        (IN MILLIONS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                 Three Months Ended     Nine Months Ended
                                   September 30,          September 30,
                               ---------------------  ---------------------
                                  1995        1994       1995       1994
                               ----------  ---------- ---------- ----------
Weighted average common and
     common equivalent shares
     outstanding during each
     period                     9,376,703  9,376,703   9,376,703 9,376,703
Common equivalent shares
     attributable to stock
     options and convertible
     securities                   102,229     71,175      81,526    71,175
                               ----------  ---------  ---------- ---------
     Total common and common
     equivalent shares          9,478,932  9,447,878   9,458,229 9,447,878
                               ==========  =========  ========== =========

Income (loss) before
     extraordinary item        $     10.7  $   (14.9) $     35.1 $   (92.6)
Extraordinary item                      -          -           -      (5.4)
                               ----------  ---------  ---------- ---------
Net income (loss)              $     10.7  $   (14.9) $     35.1 $   (98.0)
                               ==========  =========  ========== =========


Per common and common
     equivalent share:
     Income (loss) before
     extraordinary item        $     1.13  $   (1.58) $     3.71 $   (9.80)
     Extraordinary item                 -          -           -      (.57)
                               ----------  ---------  ---------- ---------
     Net income (loss)         $     1.13  $   (1.58) $     3.71 $  (10.37)
                               ==========  =========  ========== =========